Exhibit 99.3
Ther-Rx Corporation Issues Voluntary Nationwide Recall of Prescription
Prenatal and Iron Supplements to Wholesale Level
February 3, 2009, St. Louis, MO — Ther-Rx Corporation, a subsidiary of KV Pharmaceutical Company (NYSE: KVa/KVb), is issuing a voluntary nationwide recall of prescription prenatal and iron supplement nutritionals as identified below (all lots within their expiration dates) at a wholesale level. The Company is taking this action as a precautionary measure, because the products may have been manufactured under conditions that did not sufficiently comply with current Good Manufacturing Practice (cGMP).
Patients who may have these products in their possession should continue to take them in accordance with their prescriptions, as the risk of suddenly stopping needed medication may place patients at risk. Patients should contact their physician or healthcare provider if they have experienced any problems that may be related to taking or using these products, or to obtain replacement medications or prescriptions.
Products Recalled to the Wholesale Level:
Prescription Iron Supplement Products:

Chromagen® Caplet	Chromagen® FA Caplet
Chromagen® Forte Caplet	Encora® Capsule
Niferex® Gold Tablet	Niferex® 150 Forte Capsule
Repliva 21/7® Tablet
Prescription Prenatal Vitamin Products:

PreCare® Chewable Tablet	PreCare® Conceive Tablet
PreCare Premier® Tablet	PremesisRx® Tablet
PrimaCare® Capsule/Tablet	PrimaCare® Advantage™ Capsule/Tablet
PrimaCare® ONE Capsule
Any retail customer inquiries related to this action should be addressed to Ther-Rx Customer Service at 877-567-7676, or faxed to Ther-Rx Customer Service at (314) 646-3701, or e-mailed to info@ther-rx.com. Representatives are available Monday through Friday, 8 am to 5 pm CST.
Ther-Rx Corporation has initiated recall notifications to wholesalers nationwide who received any inventory of the recalled products, with instructions for returning the recalled products. Patients with questions about the recall should call the telephone number above, or contact their healthcare providers.
This recall is being conducted with the knowledge of the U.S. Food and Drug Administration (FDA). At this time, the Company is unable to determine when distribution of these products will resume.
Any adverse reactions experienced with the use of these products should also be reported to the FDA’s MedWatch Program by phone at 1-800-FDA-1088, by fax at 1-800-FDA-0178, by mail at MedWatch, FDA, 5600 Fishers Lane, Rockville, MD 20852-9787, or on the MedWatch website at www.fda.gov/medwatch.
The recall announcement is posted on www.kvpharmaceutical.com.
About KV Pharmaceutical Company
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in generic pharmaceuticals, and Ther-Rx Corporation, its branded drug subsidiary.